EMERSON ELECTRIC CO.
8027 Forsyth Blvd.
ST. LOUIS, MO. 63105
JOHN A. SPERINO
VICE PRESIDENT
AND ASSISTANT SECRETARY
(314) 553-1026
November 10, 2025
Emerson Electric Co.
8027 Forsyth Blvd.
St. Louis, Missouri 63105

Ladies and Gentlemen:

I am Vice President and Assistant Secretary of Emerson Electric Co. (the “Company”), and in such capacity I am familiar with the preparation of the registration statement on Form S-8 (as amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement is being filed on the date of this letter with the Commission by the Company related to the registration under the Securities Act, of up to 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.50 per share, which may be purchased pursuant to the Emerson Electric Co. 2025 Employee Stock Purchase Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based upon the foregoing and subject to the assumptions, qualifications and limitations below, I am of the opinion that the Shares to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri and applicable federal laws. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I hereby consent to the use of the foregoing opinion as Exhibit 5 of the Registration Statement filed with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John A. Sperino

John A. Sperino